PURCHASE  AND  SALE  AGREEMENT
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     THIS  PURCHASE  AND SALE AGREEMENT (the "Agreement") is made effective on the date that the second of Purchaser and Seller has signed this Agreement, as
set  forth  next  to  the    signature  of the second such person to sign (the
"Effective Date"), by and between JON H. OLSON, OR ASSIGNS ("PURCHASER"), and EAGLES LANDING, LLC, A COLORADO LIMITED LIABILITY COMPANY ("SELLER").

ARTICLE  1  -            PROPERTY  TO  BE  CONVEYED

     1.1 Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, all rights, title and interest in that certain parcel of land (herein called "Land") described on Exhibit "A" attached hereto, all rights, privileges, easements and rights of way appurtenant to the Land (herein called "Appurtenants"), the buildings and improvements on the Land (herein called "Improvements") and the appliances, furniture, fixtures, machinery, computers, software programs, other equipment, supplies and other personal property, including Seller's right title and interest (if any), in the name "EAGLES LANDING AT CHURCH RANCH" and any telephone listings and numbers for the business Seller conducts on the Land and Appurtenants (herein collectively called the "Personal Property") attached to, located at or used in connection with the ownership, operation, management or maintenance of the Land or the Improvements, other than personal property owned by tenants. The Land, Appurtenants, Improvements and Personal Property collectively called the "Property".

     1.2 The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land and in all strips, gores or rights-of-way, riparian rights and easements, and all right, title and interest of Seller, if any, in and to (a) all tenant leases, rents and profits from and after the Closing (as hereinafter defined),
(b) all tenant security deposits, damage and key deposits, cleaning deposits, utility deposits and pet deposits, together with interest required by law to be paid thereon, if any (collectively the "Security Deposits") and (c) all licenses and permits relating to the Property.

     1.3 The Property is known as "EAGLES LANDING AT CHURCH RANCH", is located at 7402 West Church Ranch Boulevard, City of Westminster, County of Jefferson, Colorado and is comprised of approximately 180,000 rentable square feet located in 176 apartment units and related amenities.

ARTICLE  2  -            PURCHASE  PRICE

     2.1 The purchase price (the "Purchase Price") for the Property shall be Fifteen Million Three Hundred Thousand Dollars ($15,300,000.00) and, subject to all prorations and adjustments provided herein, shall be paid as follows:
2.2
     2.2.1 Within two (2) business days of the execution and delivery of this Agreement, Purchaser shall deposit with North American Title Company, 44 Cook Street, Suite 300, Denver, Colorado (the "Escrow Agent") the sum of Fifty Thousand and No/100 Dollars ($50,000.00), by check or irrevocable federal funds wire transfer of immediately available funds ( the "First Deposit").

     2.1.2 Contemporaneously with Purchaser's removal of all contingencies pursuant to Sections 10.1, 10.2 and 10.3 , Purchaser shall deposit with the Escrow Agent the additional sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) by irrevocable federal funds wire transfer of immediately available funds (the "Second Deposit"). The First and Second Deposits, and all interest earned thereon pursuant to Section 2.1.3 shall collectively be referred to herein as the "Deposit".

     2.1.3 At all times prior to Closing the Deposits shall be invested by Escrow Agent in an interest-bearing escrow account and the Deposit and all interest earned thereon shall be applied to the Purchase Price at Closing.

     2.1.4 If Purchaser shall not have delivered the applicable Deposit to Escrow Agent within one (1) business day after the applicable due date, then Seller may, at its option, either terminate this Agreement by written notice to Purchaser or give Purchaser an extension, for a period of two (2) business days, to deliver the required Deposit to the Escrow Agent. If Seller terminates this Agreement, then neither party shall have any further liability or obligation to the other party, except for those which under the terms of this Agreement expressly survive the termination of this Agreement, including, without limitation, Seller's right to retain the First Deposit if Seller's termination occurs by reason of Purchaser's failure to make the Second Deposit upon removal of contingencies.

     2.1.5 The Purchase Price, less the amount of the Deposits, shall be deposited by Purchaser with Escrow Agent on or before the Closing, to be disbursed to Seller at Closing subject to all prorations and adjustments provided herein. On the Closing Date (as hereinafter defined), Seller shall be responsible at its sole cost and expense to pay off in full and have cancelled and satisfied of record all mortgages and similar instruments affecting the Property, other than the Existing Loan to be assumed by Purchaser or any prepayment or other fees in connection with the Existing Loan (pursuant to Section 10.3), and Seller shall be responsible to pay any prepayment or other fees in connection therewith.

ARTICLE  3  -          ESCROW  AGENT

     3.1 The Escrow Agent joins in the execution of this Agreement for the purpose of acknowledging and agreeing to the provisions of this Article 3. This Agreement shall serve as instructions to the Escrow Agent. If, in addition to this Agreement, Escrow Agent requests Purchaser and Seller to execute additional escrow instructions, or Escrow Agent's general instructions, Purchaser and Seller shall do so, provided that such additional or general escrow instructions do not conflict with the terms and conditions of this Agreement.

     3.2 The Deposits shall be held in escrow by Escrow Agent. If Purchaser furnishes Seller and Escrow Agent with written notification on or before thirty (30) days after the Effective Date (the "Inspection Contingency Date"), that: (a) the conditions precedent set forth in Section 10.1 hereof have not been satisfied; and/or (b) specified matters in the Title Commitment and/or the Survey are objected to pursuant to Section 10.2, and Seller fails to cure said objections within the time permitted (as set forth in Section 6.3); and/or (c) that the condition precedent set forth in Section 10.3 has not been satisfied, then in any such event, Escrow Agent shall return the Deposits and all interest earned thereon to the Purchaser, and thereupon this Agreement shall terminate. Upon such termination this Agreement shall be null and void and of no other force and effect, and except for the Inspection
Indemnity (as hereinafter defined), neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason thereof.

     3.3 The duties of the Escrow Agent, in service as escrow agent, shall be as follows:

     3.3.1 During the term of this Agreement, it shall hold and disburse the Deposits in accordance with the terms and provisions of this Agreement, including, but not limited to, the application of the Deposits and all interest earned thereon towards the Purchase Price in accordance with Section
2.1.2 or the return of the Deposits and all interest earned thereon to the Purchaser in accordance with Section 3.2.

     3.3.2 After Buyer has removed all contingencies, pursuant to Section 3.2, above, the Deposits shall be non-refundable except in the event that Seller breaches its obligations under this Agreement.

     3.3.3 If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent is unable to determine at any time to whom the Deposits should be delivered, or if a dispute shall develop between Seller and Purchaser concerning to whom the Deposits should be delivered, then and in any such event, then Escrow Agent shall deliver the Deposits and all interest earned thereon in accordance with the joint written instructions of the Seller and Purchaser. In the event that such written instructions shall not be received by Escrow Agent within ten (10) days after it has served a written request for instructions upon Seller and Purchaser, then Escrow Agent shall have the right to deliver the Deposits and all interest earned thereon into a court of competent jurisdiction in the County of Jefferson, Colorado, which court Seller and Purchaser agree shall have jurisdiction and venue as respects any dispute in regard to the Deposits and all interest earned thereon, and interplead Seller and Purchaser in respect thereof, and thereupon Escrow Agent shall be discharged of any obligations in connection with this Agreement.

     3.3.4 By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and/or the Purchaser hereunder.

     3.3.5 Purchaser and Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for breach of Escrow Agent's obligations hereunder, negligence, breach of trust or willful misconduct; that the Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel. Seller and Purchaser each hereby agrees to indemnify and hold harmless the Escrow Agent, acting in its capacity as escrow agent on behalf of Seller and Purchaser, against any and all losses, liability, claims, demands, damages, actions, causes of action and suits (other than for breach of Escrow Agent's obligations hereunder, negligence, willful misconduct or breach of trust) which may be imposed upon it in connection with the performance of its duties hereunder.

ARTICLE  4  -            DELIVERIES  BY  SELLER

     4.1 Seller covenants to deliver the following (collectively herein referred to as the "Delivery Items") at its sole cost and expense to Purchaser within five (5) days after the Effective Date (the "Delivery Date"):

     4.1.1 A complete inventory of all of the Personal Property to be conveyed hereunder.

     4.1.2 A schedule and copies of all of the service contracts, maintenance contracts, management agreements and all other agreements affecting the operation or maintenance of the Property (hereinafter referred to as the "Service Contracts.")

     4.1.3 One reproducible (sepia or equivalent) copy of the complete, detailed plans and specifications for the improvements and buildings which are a part of the Property, prepared by a registered architect or professional engineer, and any "as built" plans and specifications (collectively, the "Plans and Specifications"), to the extent that such Plans and Specifications are in Seller's possession.

     4.1.4 Copies of all building permits, licenses (business, pool, and otherwise), certificates of occupancy and other similar documentation issued by any governmental agency having jurisdiction over the Property which pertain to the operation and occupancy of the Property, to the extent that such documentation is in Seller's possession or reasonably obtainable by to Seller.

     4.1.5 A complete and accurate rent roll for the Property as of February 1, 1998, which shall be certified by Seller as being true, complete and correct.
4.1.6
     4.1.7 A complete list of the names and current wages (or "in lieu" compensation) of all employees engaged in the operation or maintenance of the Property.

     4.1.8 Operating statements for the Property, including all line item detail and also including a schedule of historical capital expenditures, for year-end 1996 and 1997, and preliminary operating statements for January 1998.

     4.1.9 Copies of all topographical surveys and all environmental, engineering and soils, and any other reports and soil-bearing test data with respect to the Property to the extent that any of the foregoing are in Seller's possession or reasonably available to Seller.

     4.1.10 A list of all prepaid fees paid by Seller to third parties, and a list of all prepaid fees paid by third parties to the Seller, with respect to the ownership and operation of the Property.

     4.1.11 A form of the tenant lease agreement currently used at the Property together with copies of all tenant leases and any amendments or letter agreements relating thereto.

     4.1.12 A copy of the most recent assessed valuation of the Property and property tax bills for the Property for the two (2) prior calendar years.

     4.1.13 All utility bills for the Property for the twenty-four (24) month period prior to the Effective Date.

     4.1.14 Certificates of Insurance currently in effect with respect to the Property, together with a statement of the premiums payable with respect to such insurance.

     4.1.15          Lead-based  paint  disclosure,  as  required  by  law.

     4.2 With respect to the Delivery Items, Seller covenants and represents as follows:

     4.2.1 On or before the Inspection Contingency Date, Purchaser shall notify Seller as to which of the Service Contracts Purchaser requests be terminated effective as of the Closing Date. Within five (5) days after receipt of such notification from Purchaser, Seller shall notify Purchaser as to which of the Service Contracts requested by Purchaser to be terminated effective as of the Closing Date Seller agrees to cause to be so terminated at Seller's sole cost and expense; provided, however, Seller agrees that it will cause such termination effective as of the Closing Date of all the Service Contracts so requested by Purchaser which can be (pursuant to the terms thereof) terminated by Seller. All of the Service Contracts which are not being terminated effective as of the Closing Date pursuant to this procedure will be transferred and assigned by Seller to Purchaser at Closing by an assignment (hereinafter referred to as the "Assignment of Service Contracts") which will contain an assumption of the Service Contracts by Purchaser effective as of the Closing Date, and will contain a cross-indemnity between Seller and Purchaser providing that Seller will indemnify, defend and hold Purchaser harmless as respects the obligations of the owner of the Property thereunder for all time periods through and including the day prior to the Closing Date, and providing that Purchaser will indemnify, defend and hold Seller harmless as respects the obligations of the owner of the Property thereunder for all time periods commencing on the Closing Date. Anything contained in this Section 4.2.1 to the contrary notwithstanding, on the Closing Date any management, leasing and/or commission agreement, and any employment agreement, affecting the Property will be terminated by Seller at its sole expense.

     4.2.2 Commencing five (5) days after the date of this Agreement, true copies of each tenant lease and commission agreement together with each and every attachment and supplement thereto will be made available for Purchaser's inspection and review at the Property.

ARTICLE  5  -            REPRESENTATIONS  AND  WARRANTIES

     5.1 Seller hereby makes to Purchaser the following representations and warranties:

     5.1.1 Seller is a validly formed limited liability company in good standing duly bound by the actions and execution hereof by Terence J.
O'Connor,  its  Manager,  and   has the authority and power to enter into this
Agreement and to consummate the transaction contemplated herein, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms.

     5.1.2 Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller, or to Seller's knowledge will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

     5.1.3 Neither this Agreement, nor anything to be done hereunder, including, without limitation, the transfer, assignment and sale of the Property as herein contemplated, violates or shall violate any written or oral contract, agreement or instrument to which Seller is a party or which affects the Property or any part thereof.

     5.1.4 There is no action, suit, proceeding or investigation pending or threatened which would become a cloud on the title to the Property or any portion thereof or which questions the validity or enforceability of the transaction contemplated by this Agreement or which does or will materially or adversely affect the Property.

     5.1.5 No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the due and valid execution and delivery of this Agreement by Seller, compliance with the provisions hereof by Seller, and consummation of the transaction contemplated hereby by Seller.

     5.1.6 To the best of Seller's knowledge the present use and operation of the Property as an apartment community is authorized by and in compliance with all existing zoning, land-use, building, fire, health, labor, safety and other laws, ordinances, rules and regulations applicable to the Property.

     5.1.7 To the best of Seller's knowledge Seller has complied with all existing laws, ordinances, rules and regulations, including, without limitation, those relating to zoning, land-use, building, fire, health, labor and safety, of any government or agency, body or subdivision thereof bearing on the ownership, construction, use or operation of the Property as an apartment community.

     5.1.8 The Property is connected to and serviced by water, solid waste and sewage disposal, storm drainage and electricity and gas facilities which are adequate for the present use and operation of the Property as an apartment community and, to Seller's knowledge, all of the foregoing are in accordance with all applicable laws, ordinances, rules and regulations of all public or quasi-public authorities having or claiming jurisdiction there over.

     5.1.9 Except as may be reflected on the rent roll and tenant leases delivered or otherwise made available to Purchaser or as otherwise noted in writing by Seller prior to the Inspection Contingency Date, (i) there are no oral or written tenant occupancy leases or rental agreements in force, (ii) no person (other than the tenants named in said rent roll and tenant leases) has any right of possession to the Property or any part thereof, (iii) no rent has been paid in advance by any tenant, (iv) no tenant has received or is entitled to receive a rent concession in connection with his tenancy, or is entitled to any work not yet performed (other than ordinary maintenance), or consideration not yet given in connection with his tenancy, (v) no tenant or former tenant has any claim against Seller for any security deposits or other deposits, (vi) no tenant has, or as of the Closing Date will have, any defense or offset to rent accruing after the Closing Date, and except as indicated on the rent roll, there is no default by Seller or tenant with respect to any leases or occupancy agreements.

     5.1.10 Except as noted in writing by Seller prior to the Inspection Contingency Date all Service Contracts are in full force and effect, and there are no defaults in any Service Contracts and, except for the Service
Contracts, there are no other management, maintenance, operating, service, leasing, commission or similar contracts affecting the Property.

     5.1.11 Until the Closing Date, Seller will: operate the Property diligently and only in the ordinary course of business pursuant to its current business practices; preserve the Property and its business intact; preserve for the Purchaser the relationships of Seller with its suppliers, tenants, and others having relations with it; maintain in force all existing insurance policies, and; not permit any encumbrance to be placed upon the Property, without Purchaser's consent, whose consent shall not be unreasonably withheld. Until the Closing Date, Seller shall not enter into any new leases except at rental rates and on terms no less favorable than the rates and terms at which Seller is currently marketing such units or extend the term of an existing lease for more than six (6) months.

     5.1.12 Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate as such terms are defined in
Section  1445(f)(3)  of  the  Internal  Revenue  Code  of  1986,  as  amended.

     5.1.13 To the best of Seller's knowledge the Property does not contain, no activity upon the Property has produced, and the Property has not been used in any manner (a) for the discharge, deposit, dumping or storage of, any hazardous or toxic waste, materials or contamination, whether of soil, ground water or otherwise, in violation of any law, ordinance, rule or regulation, or (b) which requires any reporting to any governmental authority. The Property does not contain underground tanks of any type or any materials containing or producing any polychlorinated biphenyls or any asbestos.

     5.1.14 Seller is the sole owner of, and has good and marketable fee simple title to, the Property free and clear of all liens, encumbrances, claims, demands, easements, rights or interests of others, covenants, conditions, restrictions and encroachments of any kind or nature other than as listed in the Title Commitment (as defined below) and other than those which will be removed at or prior to the Closing.

     5.1.15 To the best of Seller's knowledge the Improvements were constructed in good, workmanlike and substantial manner, in conformity with all rules, regulations, laws, ordinances and building codes.

     5.1.16 Seller has no knowledge, and has received no notice from any governmental authorities, that eminent domain proceedings for the condemnation of the Property are pending.

     5.1.17 The Property is not subject to any assessments, use or occupancy restrictions (except those imposed by applicable zoning laws and regulations), or utility fees (except those generally applicable throughout the tax district in which the Property is located), or traffic impact fees or charges or restrictions under unrecorded agreements, or arising by operation of law as set forth in the Title Commitment.

     5.1.18 All books, records, information and data furnished or made available by Seller to Purchaser including, but not limited to, all financial information, will be true, correct and complete in all material respects as of the date of such information. Seller has no knowledge of any error, misrepresentation, omission, or inconsistency with any of the documents or supplemental documents delivered or made available to Purchaser by Seller pursuant to this Agreement.

     5.1.19 All policies of insurance currently maintained by Seller with respect to the Property are current and in full force and effect, and all premiums due thereunder have been paid. No notice has been received by Seller from any insurance company which issued any of said policies, stating that (i) any of such policies will not be renewed or will be renewed at rates in excess of those ordinary and customary for properties similar in size, location, age and construction to the Property; or (ii) the performance of work will be required as a condition of continuation of coverage.

     5.1.20  The  Property  does  not  contain a polybutylene plumbing system.

     5.1.21 There are currently no other contracts for the sale of the Property pending, nor do there exist any rights of first refusal or options to purchase the Property.

     5.1.22 All persons employed by Seller at the Property are employees whom employment Seller can terminate prior to Closing.

     5.2 Whenever the Agreement makes reference to "Seller's knowledge" the term shall refer to knowledge of Seller's manager and of its members having more than a 20% membership interest.

     5.3 Purchaser's rights with respect to Seller's representations and warranties shall survive the Closing for a period of one (1) year and shall not be merged into any documents delivered by Seller at Closing.

ARTICLE  6  -            TITLE  AND  SURVEY

     6.1 Not later than fifteen (15) days after the Effective Date (the "Survey Delivery Date") Seller shall, at its expense cause to be prepared and delivered to Purchaser a current (no more than 6 months old) "as built" survey of the Land and Improvements by a licensed Colorado surveyor made to ALTA/ACSM minimum detail standards for a Class A survey (hereinafter referred to as the "Survey") and shall deliver the same to Purchaser.

     6.2 Not later than the Survey Delivery Date, Seller shall furnish Purchaser, at Seller's expense, a current commitment for an ALTA Owner's Extended Coverage Policy of Title Insurance issued by Escrow Agent (the "Title Commitment"), together with copies of instruments (or abstracts of instruments) listed in the schedule of exceptions in the Title Commitment.

     6.3 The obligation of Purchaser to consummate its purchase of the Property shall be subject to Purchaser's being able to acquire title to the Property subject only to those matters approved by Purchaser in accordance with this Article 6.

     6.3.1 Ten days prior to the Inspection Contingency Date, Purchaser shall deliver to Seller a written statement of any objections to Seller's title to the Property and any objections as to matters disclosed by the Survey or the Title Commitment and Seller shall have a reasonable time thereafter, not to exceed ten (10) days (the "Cure Notice Period"), within which to advise Purchaser in writing whether Seller elects to cure such matters on or before the Closing Date.

     6.3.2 In the event that Seller fails to notify Purchaser of its election to cure such objections within the Cure Notice Period Purchaser shall have the option (to be exercised within ten (10) days after the end of the Cure Notice Period), to either (i) give Seller written notice of its election to terminate this Agreement, in which event Purchaser shall be entitled to receive the return of the Deposit and all interest earned thereon from Escrow Agent, and thereafter this Agreement shall be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof, except for the Inspection Indemnity, or (ii) waive such objections in writing to the Seller, and thereafter consummate the transaction contemplated herein without reduction of the Purchase Price. If Purchaser fails to give timely notice of its election of either alternative, Purchaser shall be deemed to have elected the second alternative.

     6.3.3 It shall be a condition precedent to the obligation of Purchaser to consummate its purchase of the Property that Seller convey to Purchaser good, marketable and insurable fee-simple title to the Land, Appurtenants and Improvements (collectively, the "Real Property"), subject to the exceptions to title expressly approved by Purchaser in writing on or before the Inspection Contingency Date (collectively, the "Permitted Exceptions"); provided, however, that with respect to any deed of trust, deed to secure debt, mortgage, assignment of leases, or any other lien or encumbrance securing money due, Seller may cure such exception to title by agreeing to discharge the monetary obligation and obtain a termination or cancellation of the lien evidencing or securing said obligation contemporaneously with the Closing, provided that Seller does in fact discharge such monetary obligation and obtain a termination or cancellation of such lien contemporaneously with the Closing. The foregoing "cure" provisions shall not apply to the Existing Loan (as defined in Section 10.3) being assumed by Purchaser.

ARTICLE  7  -          TIME AND PLACE OF CLOSING, CLOSING COSTS AND POSSESSION

     7.1 The consummation of the transaction contemplated herein shall take place at the offices of the Escrow Agent, commencing at 10:00 A.M., fifteen (15) days after the later of Inspection Contingency Date or approval by Existing Lender (as defined in Section 10.3), of Buyer's assumption of Existing Loan, or such other date mutually agreed to by the parties. The consummation of the transaction contemplated herein and the day such occurs are referred to in this Agreement as the "Closing" and the "Closing Date".

     7.2 As conditions precedent to the obligations of each of the parties hereto to consummate this transaction, the representations and warranties made hereunder by the other party shall be, as of the Closing Date, true and correct and as of the Closing Date there shall have been no material uncured default by such other party with respect to this Agreement.

     7.3 Seller shall pay the costs incident to this transaction specified in this Agreement to be paid by Seller, Seller's attorneys' fees, and the cost of the Purchaser's ALTA Extended Coverage policy of title insurance. Purchaser shall pay the costs incident to this transaction specified in this Agreement to be paid by Purchaser, Purchaser's attorney's fees, and the fees and costs of assuming the Existing Loan. Seller and Purchaser shall share fees of the Escrow Agent equally.

     7.4 Possession of the Property shall be given by Seller to Purchaser at Closing subject to the rights of tenants of the Property.

ARTICLE  8  -            ITEMS  TO  BE  DELIVERED  AT  CLOSING

     8.1          At  Closing  Seller agrees to deliver the following items to
Purchaser:

     8.1.1 A duly executed General Warranty Deed in recordable form (the "Deed"), of the type customarily used for commercial real estate transactions in the State of Colorado, conveying to Purchaser fee simple title to the Real Property subject to the Permitted Exceptions, special assessments or bonds, building and zoning regulations, and existing leases and tenancies, whether or not of record. Buyer shall pay all applicable governmental documentary fee and recording fees in connection with the recording of the Deed and transfer of title to the Property.

     8.1.2 A duly executed Bill of Sale, without warranty of title or fitness of use to all Personal Property, pursuant to which Seller will relinquish, in favor of Purchaser, all such Personal Property subject to the lien of personal property taxes, if any, for the fiscal year in which the Closing Date occurs, and subject to all other security interests, liens or other charges against the Personal Property, whether or not of record. Purchaser shall pay for, and shall indemnify and hold Seller harmless from, any sales tax due to the State of Colorado, or any local governmental agency, with respect to the transfer by Seller to Purchaser of the Personal Property, and Purchaser's obligation shall survive the Closing.

     8.1.3 A duly executed Assignment (the "Assignment of Leases") assigning to Purchaser the Seller's interest as lessor in the leases with respect to the Real Property, including the security and other deposits. The Assignment of Leases will contain an assumption by Purchaser of the landlord's obligations thereunder arising from and after Closing, and will also contain a cross--indemnity pursuant to which Seller will indemnify, defend and hold Purchaser harmless as respects all tenant claims arising out of occurrences prior to the Closing Date, and pursuant to which Purchaser will indemnify, defend and hold Seller harmless as respects such claims arising out of occurrences commencing on or after the Closing Date.

     8.1.4 A duly executed Assignment from Seller to Purchaser of all third-party warranties with respect to the Improvements and equipment on the Real Property.

     8.1.5 The Assignment of Service Contracts pursuant to which Seller will transfer and assign to Purchaser all of its interest in and to the Service Contracts which will, in accordance with Section 4.2.1 hereof, remain in effect after the Closing Date. The Assignment of Service Contracts will contain an assumption by Purchaser of the obligations thereunder arising from and after Closing, and will also contain a cross--indemnity pursuant to which Seller will indemnify, defend and hold Purchaser harmless as respects all claims on account of the Service Contracts arising out of occurrences prior to the Closing Date, and pursuant to which Purchaser will indemnify, defend and hold Seller harmless as respects such claims arising out of occurrences commencing on or after the Closing Date.

     8.1.6 Evidence reasonably acceptable to Purchaser and acceptable to Escrow Agent as to the due organization and existence of Seller and, if necessary, as to Seller's authority to do business in Colorado and that those acting for Seller have full authority to execute documents on behalf of Seller and consummate this transaction in accordance with the terms of this Agreement as modified through the Closing.

     8.1.7 A letter to the tenants of the Property (the form and content of which shall be approved by Purchaser, whose approval shall not be unreasonably withheld), stating that the Property and the Security Deposits have been conveyed and transferred to Purchaser, and that rent should be paid to Purchaser or Purchaser's designated agent after Closing.

     8.1.8 A Certificate that Seller is not a foreign person or entity as defined in the Internal Revenue Code of 1986, as amended and Income Tax Regulations; and a Colorado Form DR 1083 regarding Seller's Status as a Colorado resident.

     8.1.9 A written acknowledgment by any person or entity entitled to any commissions, fees or payments with respect to the operation, management or leasing of the Property as to the termination, effective as of the Closing Date, of any agency, leasing, management or other similar agreement giving any right or claim to such person or entity to any such commissions, fees or payments.

     8.1.10          A  then-current  employee  list.

     8.1.11 A signed certification, attached to a rent roll (current as of Closing), which will certify the accuracy of the information contained in the rent roll.

     8.1.12 An assignment of all of Seller's right, title and interest in and to the name "EAGLES LANDING AT CHURCH RANCH APARTMENTS", and an assignment of all reports, approvals, claims and other intangible property which pertain to the ownership, occupancy and operation of the Property, together with copies thereof which are in Seller's possession.

     8.1.13 All original leases and tenant records, all original Service Contracts remaining in effect after the Closing Date, and originals of the current real estate and personal property tax bills for the Property.

     8.1.14 A signed certificate from Seller stating that Seller's representations and warranties made in this Agreement are true and correct as of the Closing Date.

     8.1.15 An ALTA Extended Coverage Owner's Policy of Title Insurance for the Property, with exceptions only for the Permitted Exceptions, and with coverage in the amount of the Purchase Price.

     8.1.16 Any other items or documents required to be delivered by Seller pursuant to this Agreement or deemed reasonably necessary or appropriate by Purchaser's and Seller's counsel in connection with this transaction.

     8.2        At Closing, Purchaser agrees to deliver the following items to
Seller:

     8.2.1 The Purchase Price in the manner specified in Section 2.1.5 hereof.

     8.2.2 A duly executed Assignment of Leases and Assignment of Service Contracts.

     8.2.3 Any other items and documents required to be delivered by Purchaser pursuant to this Agreement or deemed reasonably necessary or appropriate by Purchaser's and Seller's counsel in connection with this transaction.

     8.3 At Closing, both parties agree to sign and deliver Closing Statements evidencing the prorations between Seller and Purchaser and disbursements made in connection with this transaction.

     8.4 The foregoing Deliveries and the Closing shall be accomplished through the Escrow Agent.

ARTICLE  9  -            PRORATIONS,  SECURITY DEPOSITS, AND OTHER ADJUSTMENTS

     9.1 All items of income and expense with respect to the Property shall be prorated between Seller and Purchaser at Closing. Seller shall be entitled to receive all income from the Property, and shall be obligated to pay all expenses of the Property, for all time periods through and including the day prior to the Closing Date, and Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses commencing on the Closing Date.

     9.2 Except with respect to rent prorations pursuant to Section 9.5, and prorations which are incomplete or incorrect as the result of mutual mistake of both parties, or fraud perpetrated by one party, all prorations shall be final.

     9.3 Real property taxes and personal property taxes shall be prorated based on the most recent tax bills. In addition, any payments received by Seller with respect to any third-party rights or any payments made by Seller with respect to any rights obtained from any third-party, which pertain to the ownership and operation of the Property (by way of illustration, only, advance payments received by Seller on account of laundry-equipment installation on the Property, or advance payments made by Seller in connection with rights to use adjacent property), shall be pro-rated as between Seller and Purchaser with respect to the applicable time period for which such payments were to be applied, in accordance with any written agreements with respect thereto as between Seller and any such third party.

     9.4 At the Closing, Seller shall pay to Purchaser a sum equal to the aggregate of any prepaid rents and the Security Deposits in existence on the Closing Date, in the amounts set forth in the rent roll provided to Purchaser pursuant to Section 4.1.4, above (without any deduction except for amounts of delinquent rent and amounts paid to refund tenants' security deposits), and thereafter Purchaser shall hold and apply the Security Deposits as the tenant leases require.

     9.5 Any rent which is due as of the Closing that is collected during the first 30 days after the Closing by either Seller or Purchaser shall be allocated, and paid, as between Seller and Purchaser, when received and in the following order: First to rent which is due and unpaid for the period from the Closing Date to the date of collection, next to rent which is due and unpaid for the remainder of the month following the Closing Date month, and next to rent which is due and unpaid for any period prior to the Closing Date. Any amounts received by either party on account of such rents shall be accounted for, and any monies owed by either party to the other shall be remitted to the other party, within thirty (30) days of receipt.

     9.6 The Purchase Price shall be reduced by the outstanding balance due, on the Closing Date, of any assessments under any special improvement district assessments or bonds.

     9.7 At the Closing, any net adjustment in favor of Seller shall be paid by immediately available funds, and any net adjustment in favor of Purchaser shall be paid by setoff against the Purchase Price due at Closing.

ARTICLE  10  -          PURCHASER'S  INSPECTIONS  AND  FINANCING

     10.1 For a period of time commencing on the Effective Date and ending at 5 P.M. MST on the Inspection Contingency Date (as defined in Section 3.2) Purchaser and its agents and representatives shall be permitted to make a physical inspection of the Property and an investigation of all records and financial data reasonably requested by Purchaser pertaining to Seller's ownership and operation of the Property. Subject to such inspection, Purchaser shall determine whether the physical, financial, and general condition of the Property is in Purchaser's estimation, satisfactory for operation and ownership by Purchaser in the manner and on the basis contemplated by Purchaser. If Purchaser, in its sole discretion, determines that such physical, financial and general condition of the Property is not satisfactory, then Purchaser shall on or before the Inspection Contingency Date so notify Seller and Escrow Agent in writing, in which event the provisions of Section 3.2 shall control. If Purchaser fails to notify Seller in writing on or before the Inspection Contingency Date that the Property is satisfactory, Purchaser shall be deemed to have notified Seller and Escrow Agent that the Property is satisfactory and that this condition precedent has been satisfied.

     10.2 For the period ending at 5 P.M. MST on the Inspection Contingency Date, Purchaser and its agents and representatives shall have the right to review the Title Commitment and the Survey. Subject to such inspection, Purchaser shall determine whether title to the Property is satisfactory. If Purchaser, in its sole discretion, determines that title to the Property is not satisfactory, then Purchaser shall on or before the Inspection Contingency Date so notify Seller and Escrow Agent in writing, in which event the provisions of Section 3.2 shall control. If Purchaser fails to notify Seller in writing on or before the Inspection Contingency Date that the Property is satisfactory, Purchaser shall be deemed to have notified Seller and Escrow Agent that the Property is satisfactory and that this condition precedent has been satisfied. Notwithstanding the foregoing, Purchaser's satisfaction of this condition precedent is subject to the Seller's cure of any of Purchaser's objections to the condition of title, within the time period and subject to all such other terms set forth in
Section  6.3.

     10.3 No later than the Inspection Contingency Date, Purchaser and his agents and representatives shall exercise all good faith and due diligence to obtain a written commitment from Allstate Life Insurance Company (the "Existing Lender") which holds a promissory note in the original principal balance of $11,000,000.00 ("Existing Loan") which is secured by a mortgage against the Land, Appurtenants and Improvements, to assume said loan. If by the time of the Inspection Contingency Date Purchaser has not obtained the consent of the Existing Lender to Buyer's assumption of the Existing Loan, then Purchaser shall, on or before the Inspection Contingency Date, so notify Seller, in which event the provisions of Section 3.2 shall control. If Purchaser fails to so notify Seller on or before the Inspection Contingency Date, Purchaser shall be deemed to have notified Seller that it has satisfied the financing condition set forth in this Section 10.3 and that this condition precedent has been satisfied.

ARTICLE  11  -          CONDEMNATION

     11.1 If prior to the Closing any part of the Real Property is taken by condemnation or eminent domain or there is a bona fide threat thereof, or there is any taking of land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, then Purchaser may, at its option, terminate this Agreement, (in the manner as provided for in Section 12.2, below, with Purchaser giving notice to Seller within fifteen (15) days after Purchaser is informed that a condemnation of all or any part of the Real Property is taken or is threatened), in which event the Deposits shall be returned to Purchaser and thereupon this Agreement shall be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities and obligations to the other by reason thereof, except for the Inspection Indemnity.

     11.2 If this Agreement is not terminated by Purchaser, Purchaser shall accept title to the Property subject to such taking or threat thereof, in which event at the Closing the proceeds of the award or payment shall be assigned by Seller to Purchaser and any moneys theretofore received by Seller in connection with such taking or threat thereof shall be paid over to Purchaser.

ARTICLE  12  -          CASUALTY  LOSS

     12.1 If, prior to the Closing Date, there is damage to the Real Property by fire or other casualty, whether or not insured against by Seller under its property damage insurance policy, Seller shall promptly give Purchaser notice of such fact, and if there is $50,000.00 or more of such damage, Purchaser may elect to terminate this Agreement within thirty (30) days after receiving written notice from Seller of the occurrence of such casualty.

     12.2 If pursuant to Section 12.1 Purchaser so elects to terminate this Agreement, it shall give Seller and Escrow Agent written notice thereof and the Deposits and all interest earned thereon shall be returned by Escrow Agent to Purchaser, and upon such return, this Agreement shall terminate and be null and void and of no further force or effect, and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other hereunder, except for the Inspection Indemnity. Failure of the Purchaser to so notify Seller within said thirty (30) days that Purchaser has elected to terminate this Agreement shall be deemed to mean that Purchaser has not elected to terminate this Agreement.

     12.3 If Purchaser does not elect to terminate this Agreement pursuant to Section 12.1, or if prior to the Closing Date there is less than $50,000.00 of damage to the Real Property by fire or other casualty, this Agreement shall not terminate, and Purchaser at Closing shall pay the full Purchase Price less the amount of the applicable deductibles under Seller's hazard insurance policy, and Purchaser shall receive all insurance proceeds payable as a result of such damage to the Property. In the event there is damage to the Property which is not insured against and Purchaser has not elected to terminate this Agreement as a result of such damage, the Purchase Price shall be reduced by the amount of such uninsured damage.

     12.4 Seller shall not settle any fire or casualty loss claims or agree to any award or payment in condemnation or eminent domain or any award or payment in connection with the change in grade of any street, road, highway or avenue in respect of or in connection with the Property without obtaining Purchaser's prior consent in each case.

ARTICLE  13  -            REMEDIES

     13.1 Seller's sole remedy for Purchaser's default in consummating the transaction contemplated in this Agreement shall be to enforce the payment of the Deposits and all interest earned thereon. The Deposits and all interest earned thereon shall constitute Seller's liquidated damages, it being otherwise difficult or impossible to estimate Seller's actual damages. Seller hereby waives any right to specific performance, injunctive relief or other relief to cause Purchaser to perform its obligations under this Agreement, or to damages in excess of said liquidated damages occasioned by Purchaser's default under this Agreement. Seller and Purchaser acknowledge that it is impossible to estimate the actual damages Seller would suffer because of Purchaser's default, but that the liquidated damages provided herein represent a reasonable estimate of such actual damages and Seller and Purchaser therefore intend to provide for liquidated damages as herein provided, and that the agreed-upon liquidated damages are not punitive or penalties and are just, fair and reasonable. Except for a termination of this Agreement which arises solely as the result of the passage of time, Seller shall give Purchase notice of any default and a reasonable time in which to cure such default (in no event to exceed 15 business days.)

     13.2 If the sale contemplated by this Agreement is not consummated due to default of Seller, Purchaser shall have the right to elect as its sole remedy either (i) the termination of this Agreement by giving notice thereof to Seller and Escrow Agent and upon such notice the Deposits and all interest earned thereon then held by Escrow Agent or Seller shall be returned to Purchaser and thereafter this Agreement shall be null and void and of no further force or effect and neither Purchaser nor Seller shall have any further rights, duties, liabilities or obligations to the other by reason hereof, or (ii) the institution of a suit against Seller for specific performance of Seller's obligations hereunder or for Purchaser's recovery of its' out-of-pocket expenses reasonably incurred in connection with the performance of the due diligence inspections of the Property and other items described hereinabove, and in connection with obtaining the financing described in Section 10.3, above, and Purchaser's reasonable attorneys' fees. Except as set forth above, in no event shall Seller be liable for any money damages to Purchaser and Purchaser expressly waives any right thereto.

ARTICLE  14  -          ACCESS

     14.1 Purchaser and its agents and representatives shall have the right to enter upon the Real Property at any reasonable time prior to the Closing Date for any lawful purpose including, without limitation, verifications of information, investigations, tests and studies, and during such period Seller shall furnish to Purchaser all information concerning the Property that Purchaser may reasonably request. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any damage to persons or property occasioned by Purchaser's and its agent's and representative's actions on the Real Property pursuant to this Section 14.1, except for damage or injury caused by Seller's negligence or willful misconduct and damage resulting from Purchaser's discovery of any information which might have an adverse economic effect on the Real Property (including, but not limited to, economic damage to the Seller arising from discovery of hazardous materials on the Real Property); provided, however, that without Seller's express prior written consent (whose consent may be withheld in its absolute and sole discretion), Purchaser shall not disclose to any third party (other than Purchaser's attorneys, appraisers, lenders, prospective investors, and others as may be required by law, or in any legal proceeding between Seller and Purchaser with respect to this Agreement and/or the Property), any information that is obtained or made known to Purchaser which might have an adverse economic effect on the Real Property, and the obligation and liability of Purchaser herein shall survive the Closing and any termination of this
Agreement. The indemnity set forth in the previous sentence is herein referred to as the "Inspection Indemnity" which shall survive the Closing and any termination of this Agreement.

ARTICLE  15  -          LIKE  KIND  EXCHANGES

     15.1 Seller reserves the right to structure its disposition of the Property, and Purchaser reserves the right to structure its acquisition of the Property, as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, and each of them hereby reserve the right to assign their respective rights (but not their obligations) hereunder to an intermediary party in connection with such exchange. Each party agrees to cooperate with the other in such exchange; provided, however, that neither party shall be obligated to accept title to any other property other than the Property or to incur any additional cost, delay or expense in connection with the other party's like-kind exchange.

ARTICLE  16  -          NOTICES

     16.1 All notices, demands, consents, approvals and other communications which are required or desired to be given by either party to the other hereunder shall be in writing and shall be either hand-delivered or sent by facsimile, by Federal Express, or by other similar overnight delivery service, charges prepaid, addressed to the appropriate party at its address set forth below, or at such other address as such party shall have last designated by notice to the other. Notices, demands, consents, approvals, and other communications shall be deemed given when hand-delivered, upon transmission of a facsimile with a receipt from the transmitting facsimile machine reflecting successful transmission (if sent by facsimile), or one (1) business day after being delivered to FedEx or similar overnight courier service, as follows:

To  Purchaser:
-------------
c/o  Jon  H.  Olson
First  Pacific  Investments
One  Sansome  Street,  Suite  1900
San  Francisco,    California  94104
     Telephone:  415-822-6000
Facsimile:  415-822-6111

With  a  copy  to:
Louis  S.  Weller,  Esq.
Weller  &  Drucker  LLP
275  Battery  Street,  27th  Floor
San  Francisco,  California  94111
     Telephone:  415-434-0400
Facsimile:  415-434-0441

To  Seller:
----------
Mr.  Terence  O'Connor
     Eagles  Landing,  LLC
1600  38th  Street,  Suite  203
Boulder,  Colorado    80301
Telephone:  303-443-4575
Facsimile:  303-443-0703

With  a  copy  to:

     Dietze  and  Davis,  PC
2060  Broadway,  Suite  400
Boulder,  Colorado    80302
Attn:    Joel  Davis
Telephone:  303-447-1375
Facsimile:  303-440-9036

To  Escrow  Agent:
-----------------
North  American  Title  Company
     44  Cook  Street,  Suite  300
Denver,  CO  80206
Attn:  _____________
Telephone:  303-333-3064
Facsimile:    303-780-9374

ARTICLE  17  -          BROKERS

     17.1 Seller and Purchaser each hereby represents and warrants to the other that the representing and warranting party has not dealt with any real estate agent or broker in connection with the transaction contemplated in this Agreement except Jeff Hawks and Doug Andrews of CB Commercial Real Estate Group, Inc. (hereinafter referred to as the "Broker"). The Broker has acted as agent for Seller, and not Purchaser, and is to be paid a real estate commission by Seller in the amount of one and one-half percent (1.5%) of the Purchase Price, but only in the event that the transaction contemplated herein is closed and consummated. Broker joins in the execution of this Agreement to acknowledge and agree to the terms and provisions of this Section 17.1, and to acknowledge and agree that this Agreement may be amended without the necessity of Broker joining in the execution of such amendment provided that such amendment in no form or fashion varies or changes Broker's entitlement to its real estate commissions as herein provided. Seller and Purchaser each hereby represents and warrants to the other that, except as set forth in the previous portion of this Section 17.1, the warranting party is not paying any real estate commission, fee or compensation to any real estate agent or broker in connection with the transaction contemplated in this agreement.

     17.2 Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any claim for real estate commission or other compensation made by the Broker.

     17.3 In the event any other claim(s) for real estate commissions, fees or compensation arise in connection with this transaction, the party so incurring or causing such other claim(s) shall indemnify, defend and hold harmless the other party from any loss or damage which said other party suffers because of said other claim(s).

ARTICLE  18  -            MISCELLANEOUS

     18.1 This Agreement constitutes the entire Agreement between the parties and cannot be changed or modified other than by a written agreement executed by both parties.

     18.2 The provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors, and assigns.

     18.3 Notwithstanding any provisions to the contrary, whether expressed or implied, Purchaser shall have the right to assign this Agreement to any person and Seller shall accept the performance of Purchaser's obligations hereunder by any such assignee or assignees; provided that such assignee is an entity controlled by Purchaser or otherwise possesses substantially equal or greater financial strength as Purchaser or has been pre-approved by the Existing Lender to assume obligations of the Existing Loan. If this Agreement is assigned, any reference in this Agreement to Purchaser shall thereafter be deemed to refer to such assignee or assignees.

     18.4 The provisions of this Agreement shall survive the Closing and the delivery of the Deed. Seller shall, at or after the Closing, and without further consideration execute, acknowledge and deliver to Purchaser such other documents and instruments, and take such other actions, as Purchaser shall reasonably request or as may be necessary more effectively to transfer to Purchaser the Property in accordance with this Agreement.

     18.5 The Purchaser reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Purchaser, all such waivers are only effective if in writing delivered to Seller.

     18.6 Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     18.7 Venue for any legal proceeding which is commenced with respect to this Agreement, or the subject matter contained herein shall be commenced in the courts of the State of Colorado.

     18.8 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

     18.9 If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

     18.10 All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     18.11 Time is of the essence of this Agreement and each term and provision hereof.

     18.12 In the event of any litigation between Seller and Purchaser concerning the subject matter of this Agreement, the prevailing party shall be paid by the non-prevailing party all its costs and expenses, including, without limitation, actual attorney's fees and reasonable costs incurred incident to such litigation.

     18.13 This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all together shall be only one document. Signatures to this Agreement may be delivered by facsimile transmission which transmission copy shall be considered an original and shall be binding and enforceable against the parties.

     18.14 The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or intent of this Agreement or any term hereof.

     18.15 If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in Colorado are authorized by law or executive order to close (a "Holiday), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

     xxxxxxxxxxxxxxx

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date which is the second of the dates set forth below that this Agreement has been signed by Purchaser or Seller.

     SELLER:
Date:    March  ___,  1998                    EAGLES  LANDING,  LLC
     a  Colorado  limited  liability  company

     By:  ____________________
     Terence  J.  O'Connor
Manager

     PURCHASER:
Date:    March  ___.  1998

     ________________________
Jon  H.  Olson

     BROKER:
Date:    March  ___.  1998               CB COMMERCIAL REAL ESTATE GROUP, INC.


     By:
                                                   Name:
                                                                   Title:

North American Title Company joins in the execution of this Agreement for the purpose of acknowledging the agreement as to the escrow of the Deposit.

     ESCROW  AGENT:
NORTH  AMERICAN  TITLE  COMPANY  OF  COLORADO


     By:
                                                   Name:
                                                                   Title:




     EXHIBIT  "A"
     (Legal  Description)